UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 16, 2012

SEARCHLIGHT MINERALS CORP.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-30995	98-0232244
(Commission File Number)	(IRS Employer Identification No.)

#120 - 2441 West Horizon Ridge Pkwy. Henderson, Nevada	89052
(Address of Principal Executive Offices)	(Zip Code)

(702) 939-5247

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 OTHER EVENTS

The purpose of this Report is to clarify a computational error in ion exchange test results conducted by Arrakis, Inc. (“Arrakis”) relating to gold recovery from solution in connection with such tests, and which were previously announced by us in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, and in our press release dated May 7, 2012, and to provide additional information about our Clarkdale Slag Project.

Previously, we reported that Arrakis performed 63 ion exchange resin and carbon tests resulting in the production of gold dore beads using a variety of resins and carbon. Resin and carbon tests conducted on POL leach solution, consisting of 63 individual column tests, indicated an approximate 45% average recovery of gold from solution with any single resin or carbon.

The corrected information is, as follows. Arrakis has performed in excess of 63 ion exchange tests in an attempt to determine the optimal method for extracting gold from solution, using a variety of resins and carbons. In addition, Arrakis has performed nano-filtration tests using membrane technology in conjunction with the ion exchange tests to enhance ion exchange results. Arrakis has also conducted electro-winning tests, to determine the best way to remove gold from solution. Results from these alternative methods of extracting gold from solution have resulted in removing up to 10% of the gold from solution using resins and up to 40% of the gold from solution using the electro-winning method. These results were obtained by assaying of dore beads produced by the various testing techniques noted. As larger volumes of POL leach solutions are generated via the pilot autoclave, and testing optimized, larger dore beads will be produced and analysis will become much simpler.

The foregoing computational error did not impact previously reported results concerning the amount of gold in solution obtained from prior testing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 16, 2012

SEARCHLIGHT MINERALS CORP.

By:	/s/ Martin B. Oring
Martin B. Oring President